Exhibit 4.1

AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment to the Stockholder Rights Agreement (this “Amendment”), dated as of July 27, 2009 is between Raptor Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Nevada Agency and Transfer Company, as Rights Agent (the “Rights Agent”).

The Company and the Rights Agent have executed and entered into that certain Stockholder Rights Agreement, dated as of December 5, 2008 (the “Rights Agreement”). Pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 5.4 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.            Section 1.1 of the Rights Agreement, which sets forth the definition of “Acquiring Person,” is hereby modified and amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include (a) the Company; (b) any Subsidiary of the Company; (c) any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company); (d) any Person (i) who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock on the date of this Agreement and who has continuously been, since the date of this Agreement the Beneficial Owner of 20% or more of the outstanding shares of Common Stock until such time hereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification or pursuant to an award granted by the Company under any equity-based compensation plan) of an additional one percent (1%) or more of the then-outstanding shares of Common Stock, unless, upon becoming the Beneficial Owner of such additional one percent (1%) or more of shares of Common Stock, such Person is not then the Beneficial Owner of 20% or more (which calculation shall include the additional shares acquired) of the then outstanding shares of Common Stock, (ii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of one or more additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who (in the good faith determination of the Board of

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Directors) acquired Beneficial Ownership of shares of Common Stock inadvertently and without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an irrevocable agreement with, and satisfactory to, the Company, in its sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for, Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iv) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock as a result of the acquisition of shares of Common Stock directly from the Company, as long as, prior to the acquisition of shares of Common Stock directly from the Company, the Company has been apprised by any such Person of the number of shares of Common Stock Beneficially Owned by such person immediately prior to any such acquisition; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as a result of a direct purchase from the Company and shall, after that date, acquire one or more additional shares of Common Stock without the prior written consent of the Company and shall then Beneficially Own more than 20% of the shares of Common Stock then outstanding, then such Person shall be deemed to be an “Acquiring Person” or (v) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock; or (e) TorreyPines Therapeutics, Inc., a Delaware corporation (“TPT”), ECP Acquisition, Inc., a Delaware corporation (“ECP”), or any Affiliate or Associate of such Persons, or any stockholder of TPT or ECP as a result of (i) the approval, execution, delivery or performance of that certain Agreement and Plan of Merger and Reorganization dated as of July 27, 2009 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, TPT and ECP, including the approval, execution, delivery or performance of any amendments thereto, (ii) the announcement of the Merger Agreement or the merger contemplated by the Merger Agreement, (iii) the consummation of the merger contemplated by the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the approval, execution, delivery or performance of any of the voting agreements to be executed by the directors and officers of TPT and the Company.”

2.            Section 1.1 of the Rights Agreement, which sets forth the definition of “Distribution Date,” is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred in connection with or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or any amendment thereto, (ii) the announcement of the Merger Agreement or the merger contemplated by the Merger Agreement,

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(iii) the consummation of the merger contemplated by the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the approval, execution, delivery or performance of any of the voting agreements to be executed by the directors and officers of TPT and the Company.”

3.            Section 1.1 of the Rights Agreement, which sets forth the definition of “Flip-over Event,” is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Flip-over Event shall be deemed to have occurred in connection with or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or any amendment thereto, (ii) the announcement of the Merger Agreement or the merger contemplated by the Merger Agreement, (iii) the consummation of the merger contemplated by the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the approval, execution, delivery or performance of any of the voting agreements to be executed by the directors and officers of TPT and the Company.”

4.            Section 1.1 of the Rights Agreement, which sets forth the definition of “Stock  Acquisition Date,” is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred in connection with or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or any amendment thereto, (ii) the announcement of the Merger Agreement or the merger contemplated by the Merger Agreement, (iii) the consummation of the merger contemplated by the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the approval, execution, delivery or performance of any of the voting agreements to be executed by the directors and officers of TPT and the Company.”

5.            Section 3.1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in the Agreement to the contrary, no event described in this Section 3.1(a) shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or any amendment thereto, (ii) the announcement of the Merger Agreement or the merger contemplated by the Merger Agreement, (iii) the consummation of the merger contemplated by the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the approval, execution, delivery or performance of any of the voting agreements to be executed by the directors and officers of TPT and the Company.”

6.	A new Section 3.2(d) is hereby added to the Rights Agreement as follows:

“Notwithstanding anything in the Agreement to the contrary, none of the events described in Section 3.2(a) and (b) shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or any amendment thereto, (ii) the announcement of the Merger Agreement or the merger contemplated by the

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Merger Agreement, (iii) the consummation of the merger contemplated by the Merger Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the approval, execution, delivery or performance of any of the voting agreements to be executed by the directors and officers of TPT and the Company.”

7.            Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms. By executing this Amendment, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 5.4 of the Rights Agreement. This Amendment shall become effective immediately before the execution and delivery of the Merger Agreement. Upon any termination of the Merger Agreement pursuant to the terms thereof, or if the Merger Agreement is not executed or delivered, this Amendment shall be cancelled and shall be of no further force or effect.

8.            All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

9.            THIS AMENDMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, LIABILITIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. ANY ACTION FOR INJUNCTIVE RELIEF AGAINST NEVADA AGENCY & TRANSFER COMPANY TO THE EXTENT SUCH ACTION IS BROUGHT AGAINST SUCH AGENCY IN ITS CAPACITY AS RIGHTS AGENT OR RIGHTS REGISTRAR AS SET FORTH HEREIN, SHALL BE BROUGHT IN A COURT OF GENERAL JURISDICTION (OR OTHER APPLICABLE COURT) IN WASHOE COUNTY, NEVADA.

10.          This Amendment may be executed in any number of counterparts, including by facsimile or electronic transmission, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

11.          Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

12.          If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term

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or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

13.          Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Stockholder Rights Agreement to be duly executed as of the day and year first above written.

RAPTOR PHARMACEUTICALS CORP.
By: /s/ Kim R. Tsuchimoto Name: Kim R. Tsuchimoto Title: Chief Financial Officer
NEVADA AGENCY AND TRANSFER COMPANY
By: /s/ Amanda Cardinalli Name: Amanda Cardinalli Title: President

[Signature page to Amendment to Stockholder Rights Agreement]